SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 6, 2006
GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (312) 698-6700
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On July 6, 2006, Grubb & Ellis Company (the “Company”) announced that it closed a public offering of an aggregate of 10 million shares of its common stock at a public offering price of $9.50 per share (the “Offering”). Pursuant to the Offering, 5 million shares were sold by each of the Company and its largest stockholder, generating gross proceeds to the Company, after underwriting discounts, of $44,412,500. The Company will not receive any of the proceeds from the 5 million shares sold by the selling stockholder. The Company has also granted the underwriters an over-allotment option to purchase up to an additional 1.5 million shares of common stock from the Company by July 29, 2006. The press release announcing the closing of the Offering is included as Exhibit 99.1 to this Current Report on Form 8-K.
Item 5.02 Election of Directors.
     Effective as of July 6, 2006, the Company increased the size of its Board of Directors (the “Board”) from six to seven members and appointed former U.S. General Services Administration Commissioner, F. Joseph Moravec to serve as its newest board member until the next annual meeting of stockholders. Mr. Moravec will also be a member of the Board’s Audit Committee. On July 7, 2006, the Company issued a press release announcing the appointment of Mr. Moravec to the Board. A copy of such press release is included as Exhibit 99.2 to this Current Report on Form 8-K.
Item 5.05 Amendment to Code of Ethics.
     Effective as of the closing of the Offering, the Company amended its Code of Business Conduct and Ethics, which had been adopted and approved by the Board. The Code sets forth the ethical principles applicable to all of the directors, officers and employees of the Company and meets the requirements of the New York Stock Exchange.
     The foregoing is a summary of the Code of Business Conduct and Ethics and does not purport to be a complete discussion of such document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the foregoing document, which is annexed to this Current Report on Form 8-K as Exhibit 99.3.
Item 9.01 Financial Statements and Exhibits.
(d)	The following are filed as Exhibits to this Current Report on Form 8-K:
1.	Press Release issued by Grubb & Ellis Company on July 6, 2006.

2.	Press Release issued by Grubb & Ellis Company on July 7, 2006.

3.	Code of Business Conduct and Ethics.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Robert Z. Slaughter
Robert Z. Slaughter
Executive Vice President and General Counsel

Dated: July 10, 2006